Exhibit 2.2

FIRST AMENDMENT TO UNIT PURCHASE AGREEMENT
This FIRST AMENDMENT TO UNIT PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of December 1, 2014, by and among Northrim Capital Investments Co., an Alaska corporation (“Purchaser”), Residential Mortgage Holding Company, LLC, an Alaska limited liability company (the “Company”), each of the Members of the Company identified on the signature pages of the Agreement (defined herein)(each, a “Seller Member” and collectively the “Seller Members,” together with the Affiliates of any Seller Member set forth on Schedule 1.1 of the Agreement and any other Affiliate with an interest in the Units, a “Seller” and collectively the “Sellers”), and George Porter, as the Sellers’ Agent (as defined in Section 12.1 of the Agreement). Certain capitalized terms used in this Amendment are defined in Agreement.
Recitals
A.The Purchaser, the Company, the Sellers and George Porter as Seller’s Agent (collectively, the “Parties”) are parties to that certain Unit Purchase Agreement dated August 6, 2014 (the “Agreement”).

B.In accordance with the requirements of Section 12.13 of the Agreement, the Parties have agreed to amend the Agreement as set forth in this Amendment.

Agreement
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:
1.Purchsae Price. Section 1.2(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a)    Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration payable by Purchaser (or an Affiliate of Purchaser) in respect of the Acquired Units (the “Purchase Price”) shall be equal to: (a) (i) $17,573,841 in cash, plus (ii) the assignment of the Company Officer Insurance Policies having an aggregate cash surrender value of $3,869,445 to certain Seller Members, plus (iii) the Earn-Out Payments, if any, minus (b) the Closing Indebtedness Amount, plus (c) the Net Closing Equity Amount, minus (d) the Targeted Net Closing Equity Amount.”
2.Targeted Net Closing Equity Amount Definition. Section 1.3(b)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

“(iii)        the “Targeted Net Closing Equity Amount” shall be equal to $19,098,786.”
3.Preliminary Net Closing Equity Amount Definition. Section 1.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a)    Estimate of Net Closing Equity Amount. The Company shall prepare and deliver to Purchaser at least three (3) Business Days prior to the Closing Date an estimated balance sheet of the Company as of 12:01 am of the first day of the month immediately preceding the month that includes the Closing Date (the “Preliminary Closing Balance Sheet”), in

form and substance reasonably satisfactory to Purchaser, which shall be prepared in accordance with the Company Accounting Protocols and on a “closing of the books” basis, along with a calculation estimating the Net Closing Equity Amount as of the 12:01 am as of the first day of the month immediately preceding the month that includes the Closing Date minus 76.5% of $1,500,000 ($1,147,500) (such amount, the “Preliminary Net Closing Equity Amount”), together with documentation, reasonably satisfactory to Purchaser, in support of the calculation of the amounts set forth in the Preliminary Closing Balance Sheet.”

4.Net Closing Equity Amount Definition. The definition of “Net Closing Equity Amount” in Exhibit A (Certain Definitions) to the Agreement is hereby amended and restated in its entirety as follows:

““Net Closing Equity Amount” (which can be positive or negative) means: the sum of (i) 76.5% of the dollar amount set forth as “Members’ Equity” on the Company’s consolidated balance sheet, plus (ii) 76.5% of the dollar value of the Company’s deferred tax benefit arising from the Residential Mortgage Deferred Compensation Plan, in each case prepared in accordance with the Company Accounting Protocols and on a “closing of the books” basis.”
5.Schedule 1.3(a). Schedule 1.3(a) to the Agreement is hereby amended and restated in its entirety as set forth on revised Schedule 1.3(a) attached hereto.

6.Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.Entire Agreement; No Third-Party Beneficiaries. This Amendment, together with the Agreement, (including the Agreement and other documents and instruments referred to therein) constitutes the entire agreement between the Parties, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Amendment. Except as expressly provided herein, the terms and conditions of the Agreement remain in full force and effect and are not amended or modified by the terms and conditions of this Amendment.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year first above written.

PURCHASER:
Northrim Capital Investments Co.,
an Alaska corporation
By:	/s/ Joseph M. Beedle
Name:	Joseph M. Beedle
Title:	Executive Vice President

THE COMPANY:
Residential Mortgage Holding Company, LLC,
an Alaska limited liability company
By:	/s/ Roger Aldrich
Name:	Roger Aldrich
Title:	Managing Member

SELLER MEMBERS:
/s/ Roger Aldrich
Roger Aldrich

/s/ George Porter
George Porter

/s/ Steve Aldrich
Steve Aldrich

Old Pacific Alaska Mortgage Company, Inc.,
an Alaska corporation
By:	/s/ George Porter
Name:	George Porter
Title:	Chairman

SELLERS’ AGENT:
/s/ George Porter
George Porter

[Signature Page to the First Amendment to Unit Purchase Agreement]

SCHEDULE 1.3(a)
CONSIDERATION TO EACH SELLER MEMBER

Seller Member Name and Address	Number of Units	Pro Rata Share	Section 1.3(b)(ii)(A)(1) Amount			All Other Amounts
			Cash	Company Officer Insurance Policies	Total	Ratio
Roger Aldrich	32,125	41.9935%	$ 6,727,032	$ 2,289,085	$ 9,016,117	41.9935%
100 Calais Drive, Suite 100
Anchorage, AK 99503
Old Alaska Pacific Mortgage Company	25,000	32.6797%	$ 7,016,433	—	$ 7,016,433	32.6797%
100 Calais Drive, Suite 100
Anchorage, AK 99503
George Porter	12,125	15.8497%	$ 1,795,610	$ 1,607,360	$ 3,402,970	15.8497%
100 Calais Drive, Suite 100
Anchorage, AK 99503
Steve Aldrich	7,250	9.4771%	$ 2,034,766	—	$ 2,034,766	9.4771%
100 Calais Drive, Suite 100
Anchorage, AK 99503
Total	76,500	100.00%	$ 17,573,841	$ 3,896,445	$ 21,470,286	100.00%